Exhibit 99.1

ProSomnus®, Leader in Patient-Preferred Sleep Apnea Therapy, to be Listed on Nasdaq Through Business Combination with Lakeshore Acquisition I Corp.

•	ProSomnus is a pioneer of precision intraoral devices, a new option for treating mild to moderate obstructive sleep apnea (OSA)
•	A number of scientific studies indicate ProSomnus precision intraoral devices as the most effective treatment for mild and moderate obstructive sleep apnea
•	Obstructive sleep apnea is a chronic medical disease linked with significant comorbidities that affects approximately one billion people worldwide and 74 million Americans, approximately 80 percent of whom are undiagnosed
•	ProSomnus precision oral devices are mass customized and manufactured based upon each patient’s anatomy and treatment plan, enabling greater patient comfort, ease of use and dose control
•	ProSomnus’s oral appliance therapy devices have been prescribed to over 150,000 patients and are considered more comfortable and less invasive than continuous positive airway pressure (CPAP) therapy
•	The implied initial enterprise value of the business combination is approximately $168 million
•	The transaction is expected to be supported by a $30 million PIPE of senior and junior convertible notes led and backstopped by Cohanzick Management, LLC and CrossingBridge Advisors, LLC
•	The business combination is expected to be completed in the third quarter of 2022, and the combined company is expected to be listed on the Nasdaq Capital Market under the symbol “OSA”
•	This transaction is expected to accelerate ProSomnus’s development and commercialization of its oral appliance therapy devices

San Francisco, Calif. – May 10, 2022 – ProSomnus Holdings Inc. (“ProSomnus”), the leader in patient-preferred medical devices for the treatment of obstructive sleep apnea, and Lakeshore Acquisition I Corp. (“Lakeshore”) (Nasdaq: LAAA) today announced that they have entered into a definitive business combination agreement. Upon closing, the combined company is expected to change its name to ProSomnus, Inc. and its Class A common stock is expected to be traded on the Nasdaq Capital Market under the symbol “OSA.”

Company Overview

ProSomnus is a pioneer of precision, mass-customized oral appliance therapy devices to treat obstructive sleep apnea. Precision oral appliance therapy is a new option for treating obstructive sleep apnea, where each ProSomnus device is highly personalized and digitally manufactured to match the anatomy and treatment plan for each patient. A growing number of scientific reports indicate ProSomnus devices as the most effective treatment for mild to moderate obstructive sleep apnea. ProSomnus devices are the only oral appliance therapy devices to demonstrate efficacy on par with CPAP for mild to moderate obstructive sleep apnea and adherence that exceeds the recommended seven hours of sleep per night. Additionally, clinical investigations have shown a mitigation of common dental side effects, better economics for payers and providers, and patient preference over predicate devices.

With more than 150,000 devices prescribed, patients report that ProSomnus’s patented devices are more comfortable, easier to use and less invasive than CPAP therapy and traditional oral appliance therapy devices. ProSomnus devices cost approximately 2.3 times less than CPAP over a three-year period and an estimated 20 times less than hypoglossal nerve stimulation. ProSomnus devices are authorized by the Department of Defense and the U.S. Army.

Obstructive sleep apnea is the recurring collapse of the airway during sleep, resulting in oxygen shortages and abrupt awakenings accompanied by gasping or choking. In addition to daytime sleepiness, obstructive sleep apnea is associated with serious comorbidities, including heart failure, stroke, hypertension, morbid obesity and type 2 diabetes. Patients with untreated obstructive sleep apnea are 23 times more likely to suffer a heart attack and four times more likely to have a stroke. It is estimated that approximately one billion people worldwide and over 74 million people in North America suffer from obstructive sleep apnea. Approximately 56 million of those 74 million people in North America are undiagnosed.

Management Comments

“Having treated over 150,000 patients and received overwhelmingly positive feedback, we believe ProSomnus has the potential to drastically help people who are suffering from obstructive sleep apnea,” said Len Liptak, Co-Founder and Chief Executive Officer of ProSomnus. “Historically, penetration of the obstructive sleep apnea treatment market has been constrained by the invasiveness and ineffectiveness of predicate therapies, but we believe that our patient-preferred sleep apnea therapy and capital from the public markets can help us reach millions of patients worldwide.”

“Of the 74 million Americans affected by obstructive sleep apnea, approximately 56 million are undiagnosed, and patients with untreated obstructive sleep apnea face a greater chance of heart attack, stroke and other life-threatening health risks,” said Laing F. Rikkers, Co-Founder of ProSomnus and Executive Chairman of the company’s Board of Directors, and Managing Director of HealthpointCapital. “We look forward to not only to realizing this market opportunity, but to making our revolutionary treatments available to more patients and addressing the comorbidities associated with obstructive sleep apnea.”

Key Transaction Terms

Pursuant to the business combination agreement, Lakeshore will acquire ProSomnus for $125 million (including the assumption of $13 million of debt that will be paid off at closing). In connection with the transaction, (i) Lakeshore will issue approximately 11 million newly issued shares to current stockholders of ProSomnus (subject to the actual amount of net debt outstanding, at closing), (ii) Cohanzick Management and CrossingBridge Advisors are expected to lead and backstop a $30 million senior and junior convertible note investment, and (iii) the parties expect to receive a minimum additional $10 million in equity from a PIPE or from Lakeshore’s trust account. Current stockholders of ProSomnus may also be entitled to an earn-out of up to an additional 3 million shares in three tranches if certain trading price targets are met within three years after closing.

The transaction implies a pro forma enterprise value for the combined company of approximately $168 million, which equates to approximately 4.3x projected FY 2023 revenue of $38 – 40 million, at the midpoint.

The proposed transaction has been approved by the boards of directors of each of Lakeshore and ProSomnus. The transaction will require the approval of the stockholders of Lakeshore and ProSomnus and is subject to other customary closing conditions, including a registration statement on Form S-4 being declared effective by the Securities and Exchange Commission. The transaction is expected to close in the third quarter of 2022.

Advisors

Solomon Partners and Gordon Pointe Capital, LLC are acting as financial advisors to ProSomnus. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. is acting as legal advisor to ProSomnus and Loeb & Loeb is acting as legal advisor to Lakeshore. Craig-Hallum Capital Group and Roth Capital Partners are acting as joint placement agents on the PIPE. Craig-Hallum Capital Group is acting as M&A advisor to Lakeshore.

Management Presentation

A presentation made by the management teams of both ProSomnus and Lakeshore regarding the transaction will be available on the websites of ProSomnus at https://ProSomnus.com/investor-relations and Lakeshore at https://www.lakeshoreacquisition.com/tzzy. Lakeshore will also file the presentation with the SEC in a Current Report on Form 8-K, which will be accessible at www.sec.gov.

About ProSomnus

ProSomnus is the first manufacturer of precision, mass-customized oral appliance therapy devices to treat obstructive sleep apnea, which affects over 74 million Americans and is associated with serious comorbidities, including heart failure, stroke, hypertension, morbid obesity and type 2 diabetes. ProSomnus’s patented devices are a more comfortable and less invasive alternative to continuous positive airway pressure (CPAP) therapy, and lead to more effective and patient-preferred outcomes. With more than 150,000 patients treated, ProSomnus’s devices are the most prescribed oral appliance therapy in the U.S. To learn more, visit www.ProSomnus.com.

About Lakeshore Acquisition I Corp.

Lakeshore Acquisition I Corp. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

Important Information About the Proposed Business Combination and Where to Find It

This press release relates to a proposed business combination between Lakeshore and ProSomnus. A full description of the terms of the business combination will be provided in a Registration Statement on Form S-4 and proxy statement to be filed with the SEC by Lakeshore. The proxy statement will be mailed to Lakeshore’s shareholders as of a record date to be established for voting at the shareholders’ meeting relating to the proposed transactions. This press release does not contain all the information that should be considered concerning the proposed business combination and is not intended to form the basis of any investment decision or any other decision in respect of the proposed business combination. Lakeshore’s shareholders and other interested persons are advised to read, when available, the Registration Statement on Form S-4 and proxy statement and the amendments thereto and other documents filed in connection with the proposed business combination, as these materials will contain important information about ProSomnus, Lakeshore and the proposed business combination. The Registration Statement on Form S-4 and the proxy statement and other documents filed with the SEC, once available, may be obtained without charge at the SEC’s website at www.sec.gov, or by directing a written request to Lakeshore, 667 Madison Avenue, New York, NY 10065.

Participants in the Solicitation

Lakeshore, certain shareholders of Lakeshore, and their respective directors and executive officers may be deemed participants in the solicitation of proxies from Lakeshore’s shareholders with respect to the proposed business combination. A list of the names of Lakeshore’s directors and executive officers and a description of their interests in Lakeshore is contained in Lakeshore’s registration statement on Form S-1, which was filed with the SEC and is available free of charge at the SEC’s web site at www.sec.gov, or by directing a written request to Lakeshore, 667 Madison Avenue, New York, NY 10065. Additional information regarding the interests of such participants will be contained in the Registration Statement on Form S-4 and proxy statement for the proposed business combination when available.

ProSomnus and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the shareholders of Lakeshore in connection with the proposed business combination. A list of the names of such directors and executive officers and information regarding their interests in the proposed business combination will be included in the proxy statement for the proposed business combination when available.

Forward-looking Statements

Except for historical information contained herein, this press release contains certain “forward-looking statements” within the meaning of the federal U.S. securities laws with respect to the proposed business combination between Lakeshore and ProSomnus, the benefits of the transaction, the amount of cash the transaction will provide ProSomnus, the anticipated timing of the transaction, the services and markets of ProSomnus, our expectations regarding future growth, results of operations, performance, future capital and other expenditures, competitive advantages, business prospects and opportunities, future plans and intentions, results, level of activities, performance, goals or achievements or other future events. These forward-looking statements generally are identified by words such as “anticipate,” “believe,” “expect,” “may,” “could,” “will,” “potential,” “intend,” “estimate,” “should,” “plan,” “predict,” or the negative or other variations of such statements, reflect our management’s current beliefs and assumptions and are based on the information currently available to our management. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual results or developments to differ materially from those expressed or implied by such forward-looking statements, including but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the price of Lakeshore’s securities; (ii) the risk that the transaction may not be completed by Lakeshore’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by Lakeshore; (iii) the failure to satisfy the conditions to the consummation of the transaction, including the approval of the business combination agreement by the stockholders of Lakeshore, the satisfaction of the minimum cash amount following any redemptions by Lakeshore’s public stockholders and the receipt of certain governmental and regulatory approvals; (iv) the lack of a third-party valuation in determining whether or not to pursue the proposed transaction; (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the business combination agreement; (vi) the effect of the announcement or pendency of the transaction on ProSomnus’s business relationships, operating results and business generally; (vii) risks that the proposed transaction disrupts current plans and operations of ProSomnus; (viii) the outcome of any legal proceedings that may be instituted against ProSomnus or Lakeshore related to the business combination agreement or the proposed transaction; (ix) the ability to maintain the listing of Lakeshore’s securities on a national securities exchange; (x) changes in the competitive industries in which ProSomnus operates, variations in operating performance across competitors, changes in laws and regulations affecting ProSomnus’s business and changes in the combined capital structure; (xi) the ability to implement business plans, forecasts and other expectations after the completion of the proposed transaction, and identify and realize additional opportunities; (xii) the risk of downturns in the market and ProSomnus’s industry including, but not limited to, as a result of the COVID-19 pandemic; (xiii) costs related to the transaction and the failure to realize anticipated benefits of the transaction or to realize estimated pro forma results and underlying assumptions, including with respect to estimated stockholder redemptions; (xiv) the inability to complete its debt financing; and (xv) risks and uncertainties related to ProSomnus’s business, including, but not limited to, risks relating to the uncertainty of the projected financial information with respect to ProSomnus; risks related to ProSomnus’s limited operating history, the roll-out of ProSomnus’s business and the timing of expected business milestones; ProSomnus’s ability to implement its business plan and scale its business, which includes the recruitment of healthcare professionals to prescribe and dentists to deliver ProSomnus oral devices; the understanding and adoption by dentists and other healthcare professionals of ProSomnus oral devices for mild-to-moderate OSA; expectations concerning the effectiveness of OSA treatment using ProSomnus oral devices and the potential for patient relapse after completion of treatment; the potential financial benefits to dentists and other healthcare professionals from treating patients with ProSomnus oral devices and using ProSomnus’s monitoring tools; ProSomnus’s potential profit margin from sales of ProSomnus oral devices; ProSomnus’s ability to properly train dentists in the use of the ProSomnus oral devices and other services it offers in their dental practices; ProSomnus’s ability to formulate, implement and modify as necessary effective sales, marketing, and strategic initiatives to drive revenue growth; ProSomnus’s ability to expand internationally; the viability of ProSomnus’s intellectual property and intellectual property created in the future; acceptance by the marketplace of the products and services that ProSomnus markets; government regulations and ProSomnus’s ability to obtain applicable regulatory approvals and comply with government regulations, including under healthcare laws and the rules and regulations of the U.S. Food and Drug Administration; and the extent of patient reimbursement by medical insurance in the United States and internationally. The foregoing list of factors is not exclusive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of proxy statement, when available, and other documents filed by Lakeshore from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date on which they are made, and neither ProSomnus nor Lakeshore assume any obligation to update or revise any forward-looking statements or other information contained herein, whether as a result of new information, future events or otherwise. You are cautioned not to put undue reliance on these forward-looking statements. Neither Lakeshore nor ProSomnus gives any assurance that either Lakeshore or ProSomnus, or the combined company, will achieve its expectations.

Non-solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential business combination or any other matter and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of Lakeshore, ProSomnus or the combined company, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

Contacts

Media

Sean Leous

Sean.Leous@westwicke.com

Investors

Mike Cavanaugh

Mike.Cavanaugh@westwicke.com